Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
May 4, 2006

FINAL

Thank you James, and good morning everyone.

We had a solid first quarter and I’m pleased with our progress. All of our business segments improved their profitability over the lst quarter last year.

The European railcar market is showing some signs of recovery. Our backlog of orders at the end of the lst quarter in Europe was approximately 790 units compared to 334 units at the end of the 4th quarter of 2005. We shipped 190 units during the lst quarter versus 513 units in the 4th quarter of 2005. We expect our shipments for the next two quarters to remain between 250 and 325 units. We are closely monitoring our European railcar business activities as we review our strategic alternatives.

Our 1st quarter North American railcar shipments totaled 6164 units. We expect our quarterly shipments to fluctuate between 6200 and 6600 units during the balance of the year. Our short term objectives for our North American rail businesses are to: continue productivity initiatives, pursue orders that extend our production lines, launch new production lines in Mexico and enhance our ability to make quick, efficient product line changeovers. We’re in the process of producing our first group of railcars in our new facility in Mexico. Everything is going as we planned.

Demand for railcars in North America was robust during the lst quarter. Industry orders were 37,311 units as compared to 17,600 units during the first quarter of 2005 and 26,700 units during the fourth quarter of 2005. As you see, the quarterly industry order level can be rather lumpy. We don’t expect the quarterly order level for the balance of the year to remain at such a high level.

As we reported in March at our last quarterly conference call, we have been receiving a steady stream of inquiries on a variety of railcar types. We sold 12,941 railcars in North America during the lst quarter. Our orders increased more than 300% compared to the lst quarter of last year and a 66% increase over the 4th quarter of 2005. In part, this is due to the fact that the industry lead times are much longer than a year ago. This is prompting customers to plan ahead to ensure their railcars are delivered when they need them. We continue to see the demand for railcars in North America as resembling a plateau on a demand chart rather than a short term spike.

Our railcar parts and components businesses are performing well. We are North America’s largest manufacturer of railcar axles and coupling devices. I recently toured our components facilities and was impressed with their level of productivity. We have a lot of positive momentum moving in these businesses.

As for the company as a whole, I remain very optimistic about our current opportunities and those on the horizon. Our barge business is maintaining a strong backlog. Industry demand has been steady for barges. We are currently taking steps to review a variety of alternatives to increase our barge production capacity. Fortunately, we have some production flexibility and we can shift our mix between tank and hopper barges. Bill will provide statistics on our backlog in his report.

Our construction products businesses are performing well. Weather conditions in the southwestern part of the United States were typical for the lst quarter. We are currently entering into the normal, construction friendly weather time of the year. Demand remains strong in our concrete and aggregate businesses. We are continuing to enhance the overall value of these businesses by adding some strategic, new, green-field operations.

Our highway safety products businesses are beginning to see the early signs of increased spending due to the transportation bill that was signed last summer. We are experiencing a good demand for our construction products during its peak season.

I am very pleased with the way we are growing our structural wind towers business. We have a good backlog of orders and we expect this business to make a significant contribution to our profits in 2006 and 2007. These products require specialized manufacturing equipment and we are in the process of upgrading our operations. The current increase in demand for wind tower structures fits very well within our overall growth plans.

Trinity’s leasing company had a great first quarter. Our railcar leasing company performs a vital, strategic benefit to our company. The demand for railcar leasing remains strong and we are maximizing our opportunities. Steve Menzies will provide more details about this in his report. As you can tell, I am pleased with the performance of our company. We expect to continue to improve our performance as we go through the year. We have excellent market leadership positions and a momentum that is building as we transition through the year. I remain very optimistic about our opportunities for 2006.

I’ll now turn it over to Steve Menzies to make his comments.